EXHIBIT 99.1

Cassava Sciences Reports Q2 2023 Financial Results and Operating Updates

  Results of a randomized, controlled trial of oral simufilam in Alzheimer’s disease announced July 2023.
  Over 1,587 patients now enrolled in Phase 3 studies of simufilam in Alzheimer’s disease, an increase of over 340 patients in the last three months.
  Completion of patient enrollment for Phase 3 program still expected Q4 2023.
  $168.4 Million in Cash and Cash Equivalents at June 30, 2023.

AUSTIN, Texas, Aug. 03, 2023 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced financial results for the second quarter ended June 30, 2023. Net loss was $26.4 million, or $0.63 per share, compared to a net loss of $19.3 million, or $0.48 per share, for the same period in 2022. Net cash used in operations was $33.2 million during the first half of 2023. Net cash use in second half 2023 is expected to be $40 to $50 million, driven primarily by expenses for our clinical program in Alzheimer’s disease.

“In July 2023, we announced clinical results of a randomized controlled trial with oral simufilam in over 150 patients with Alzheimer’s disease,” said Remi Barbier, President & CEO. “In this study simufilam treatment for 6 months slowed cognitive decline by 38% versus placebo over six-month in patients with mild-to-moderate Alzheimer’s disease. In addition, oral simufilam continues to be safe, well-tolerated. We believe these clinical results are noteworthy.”

Cassava Sciences continues to evaluate its lead oral drug candidate, simufilam, in Alzheimer’s disease. Over 1,587 patients with mild-to-moderate Alzheimer’s disease are now enrolled in a Phase 3 program of simufilam, an increase of over 340 patients in the last three months. The target enrollment is approximately 1,750 patients. Cassava Sciences expects to complete patient enrollment for its Phase 3 program in Q4 2023.

Financial Results for Second Quarter 2023

  At June 30, 2023, cash and cash equivalents were $168.4 million, with no debt.
  Net loss was $26.4 million, or $0.63 per share. This compares to a net loss of $19.3 million, or $0.48 per share, for the same period in 2022. Net loss increased due primarily to increases in the rate of patient enrollment and associated costs to conduct the Phase 3 clinical program, as well as other studies with simufilam.
  Net cash used in operations was $33.2 million during the first six months of 2023.
  Net cash use in operations for second half 2023 is expected to be $40 to $50 million, driven primarily by expenses for our clinical program in Alzheimer’s disease.
  Research and development (R&D) expenses were $25.0 million. This compared to $16.9 million for the same period in 2022. R&D expenses increased due primarily to increasing patient enrollment and costs to conduct the Phase 3 clinical program, as well as other studies with simufilam.
  General and administrative (G&A) expenses were $3.8 million. This compared to $3.0 million for the same period in 2022. G&A expenses increased due primarily to increases in stock-based compensation and activities and expenses related to legal services.

On-going Phase 3 Studies with Simufilam
Cassava Sciences is currently evaluating oral simufilam for Alzheimer’s disease dementia in two Phase 3 clinical studies. These are large, randomized, double-blind, placebo-controlled trials. The Phase 3 program is recruiting a total of approximately 1,750 patients with mild-to-moderate Alzheimer’s disease who also meet other study eligibility criteria. Both Phase 3 studies have received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration. Our Phase 3 studies recruit Alzheimer’s patients in clinical sites in the United States, Canada, Puerto Rico, South Korea and Australia.

About Simufilam
Simufilam is Cassava Sciences’ proprietary, small molecule (oral) drug candidate that restores the normal shape and function of altered filamin A (FLNA) protein in the brain. Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

About Cassava Sciences, Inc.
Cassava Sciences is a clinical-stage biotechnology company based in Austin, Texas. Our mission is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Our novel science is based on stabilizing—but not removing—a critical protein in the brain. Our product candidates have not been approved by any regulatory authority, and their safety, efficacy or other desirable attributes have not been established.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Eric Schoen, Chief Financial Officer
(512) 501-2450 or ESchoen@CassavaSciences.com

Cautionary Note Regarding Forward-Looking Statements:
This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that may include but are not limited to: the design, scope, conduct or intended purpose of our randomized withdrawal study, whose top-line results we announced in July 2023, or Phase 3 program of simufilam in patients with Alzheimer’s disease; the ability of simufilam to provide patients with drug effects; the apparent ability of simufilam to favor patients with mild Alzheimer’s disease; the safety or tolerance of simufilam in clinical studies; our current expectations regarding timing of and the target patient enrollment numbers for our Phase 3 studies; any expected clinical results of Phase 3 studies; the treatment of people with Alzheimer’s disease dementia; the safety or efficacy of simufilam in people with Alzheimer’s disease dementia; expected cash use in future periods; comments made by our employees regarding simufilam, drug effect, and the treatment of Alzheimer’s disease; and potential benefits, if any, of our product candidates. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning.

Simufilam is our investigational product candidate. It is not approved by any regulatory authority in any jurisdiction and its safety, efficacy or other desirable attributes have not been established in patients.

Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Clinical results and analyses of our open-label study should not be relied upon as predictive of Phase 3 studies or any other study. Our clinical results from earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, any unanticipated impacts of inflation on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC’s website at www.sec.gov.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Operating expenses
Research and development, net of grant reimbursement	$24,969	$16,948	$47,089	$31,854
General and administrative	3,808	2,969	8,200	5,884
Total operating expenses	28,777	19,917	55,289	37,738
Operating loss	(28,777)	(19,917)	(55,289)	(37,738)
Interest income	2,198	314	4,249	345
Other income, net	203	275	393	538
Net loss	$(26,376)	$(19,328)	$(50,647)	$(36,855)

Net loss per share, basic and diluted	$(0.63)	$(0.48)	$(1.21)	$(0.92)

Weighted-average shares used in computing net loss per share, basic and diluted	41,793	40,015	41,766	39,989

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
			June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents			$168,438	$201,015
Prepaid expenses and other current assets			6,095	10,211
Total current assets			174,533	211,226
Property and equipment, net			22,328	22,864
Operating lease right-of-use assets			—	122
Intangible assets, net			387	622
Total assets			$197,248	$234,834
Liabilities and stockholders’ equity
Current liabilities
Accounts payable			$10,338	$4,017
Accrued development expense			7,044	2,280
Accrued compensation and benefits			220	170
Operating lease liabilities, current			—	104
Other accrued liabilities			293	492
Total current liabilities			17,895	7,063
Operating lease liabilities, non-current			—	35
Other non- current liabilities			—	197
Total liabilities			17,895	7,295
Stockholders’ equity
Common Stock and additional paid-in-capital			513,552	511,091
Accumulated deficit			(334,199)	(283,552)
Total stockholders’ equity			179,353	227,539
Total liabilities and stockholders’ equity			$197,248	$234,834